Exhibit 15.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)
Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Antelope Enterprise Holdings Ltd. (“the Company”) on Amendment No.1 on Form 20-F/A of our report dated May 1, 2023, with respect to our audits of the consolidated financial statements of the Company as at December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022, which report is included in the Annual Report on Form 20-F (File No. 001-34944, filed with the SEC on May 1, 2023) of the Company for the year ended December 31, 2022.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

February 2, 2024

PCAOB ID: 2769